Exhibit 10.1
STOCK PURCHASE AND SALE AGREEMENT
     This STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of November, 2005, by and between the W. K. Kellogg Foundation Trust, a charitable trust organized under the laws of the State of Michigan (the “Selling Stockholder”), and Kellogg Company, a Delaware corporation (the “Company”)).
     WHEREAS, pursuant to this Agreement (1) the Company has agreed to repurchase from the Selling Stockholder and the Selling Stockholder has agreed to sell to the Company 9,371,567 Shares (as defined below) owned by the Selling Stockholder, for an aggregate purchase price of $400 million in cash as set forth herein, (2) the Selling Stockholder has agreed to grant the Company certain rights with respect to the purchase of certain additional Shares of the Selling Stockholder in the event the Selling Stockholder desires to dispose of such Shares under certain circumstances and (3) the Company has agreed to grant certain registration rights to the Selling Stockholder.
     WHEREAS, as of October 28, 2005, the Company had issued and there were outstanding 414,235,942 shares of common stock, par value $.0l per share (the “Shares”).
     WHEREAS, the Selling Stockholder currently owns 120,904,040 Shares, constituting approximately 29% of the outstanding Shares.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
ARTICLE I
Purchase and Sale
     1.1 Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, the Selling Stockholder shall sell, assign, transfer and deliver to the Company, and the Company shall acquire from the Selling Stockholder, 9,371,567 Shares owned by the Selling Stockholder (the “Purchased Shares”), in exchange for cash in an aggregate amount equal to $400 million (the “Purchase Price”), representing a per Share purchase price of $42.68.
ARTICLE II
The Closing
     2.1 Closing; Closing Deliveries. (a) Subject to clause (d) below, the closing shall take place on November 10, 2005 at a time mutually agreed by the parties at the offices of the Company (the “Closing”).
     (b) At the Closing, the Selling Stockholder shall cause the Purchased Shares to be transferred to the Company (and such transfer to be reflected on the share registry of the

Company) free and clear of all liens, claims, security interests, pledges, charges and other encumbrances.
     (c) At the Closing, the Company shall deliver by wire transfer to the account designated by the Selling Stockholder and set forth on Schedule 2.1 immediately available funds in U.S. dollars in an amount equal to the Purchase Price.
     (d) The obligations of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at the Closing of the condition that there shall be no statute, regulation, injunction, restraining or other order, rule or decree of any nature of any local, state, federal or foreign court, arbitrator, arbitral tribunal, or other governmental, administrative or regulatory entity, agency, instrumentality or authority (collectively, a “Governmental Authority”) that is in effect that prohibits, restricts, alters or prevents consummation of the transactions contemplated hereby.
ARTICLE III
Representations and Warranties of the Company
     In order to induce the Selling Stockholder to enter into this Agreement, the Company hereby represents and warrants to the Selling Stockholder as follows:
     3.1 Corporate Power and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Selling Stockholder) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
     3.2 Conflicts; Consents and Approvals. To the knowledge of the General Counsel and Chief Financial Officer of the Company as of the date hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Company’s Amended Restated Certificate of Incorporation or Bylaws, as amended; (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company; or (c) require any action or consent or approval of, or review by, or registration or material filing by the Company with, any Governmental Authority, except as set forth herein and the filing of a Current Report on Form 8-K.
     3.3 Litigation. As of the date immediately preceding the date hereof, to the knowledge of the General Counsel and Chief Financial Officer of the Company, there are no actions, suits or proceedings pending against the Company (or any of its properties, rights or franchises), at law or in equity, or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have an adverse effect on its ability to consummate the transactions contemplated hereby.

ARTICLE IV
Representations and Warranties of the Selling Stockholder
     In order to induce the Company to enter into this Agreement, the Selling Stockholder represents and warrants to the Company as follows:
     4.1 Title to Shares. The Selling Stockholder owns beneficially and of record the Purchased Shares and has good title, free and clear of all liens, claims, security interests, pledges, charges and other encumbrances, to the Purchased Shares.
     4.2 Power and Authority. The Selling Stockholder is duly organized and validly existing under the laws of the State of Michigan. It has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Selling Stockholder has been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Selling Stockholder and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Selling Stockholder, enforceable against it in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
     4.3 Conflicts; Consents and Approvals. To the knowledge of the Trustees of the Selling Stockholder as of the date hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Selling Stockholder’s governing or organizational documents; (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Selling Stockholder; or (c) require any action or consent or approval of, or review by, or registration or material filing, other than a filing pursuant to Section 16(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by it with, any Governmental Authority except as set forth herein.
     4.4 No Agreements or Understandings. The Selling Stockholder is not a party to any contract, agreement, arrangement, understanding or relationship (legal or otherwise) with any other person, individual, firm, corporation, partnership, trust, joint venture, governmental authority or other entity with respect to any securities of the Company, including without limitation transfer or voting of any securities of the Company, finders fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses or the giving or withholding of proxies.
     4.5 Litigation. As of the date immediately preceding the date hereof, to the knowledge of the Trustees of the Selling Stockholder, there are no actions, suits or proceedings pending against the Selling Stockholder (or any of its properties, rights or franchises), at law or in equity, or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have an adverse effect on its ability to consummate the transactions contemplated hereby.
ARTICLE V
Additional Covenants
     5.1 Press Releases. The initial press release by each of the Selling Stockholder and the Company announcing the transactions contemplated by this Agreement shall be in the form mutually agreed by the parties.
     5.2 Company’s Right of Further Repurchase. (a) Prior to providing a Demand Notice (as defined in Exhibit A) to the Company requesting that the Company register the offer and sale under the Securities Act of 1933, as amended (the “Securities Act”), of Registrable Shares (as defined in Exhibit A) owned by the Selling Stockholder as provided for in Exhibit A hereto, the Selling Stockholder shall provide the Company with a preliminary notice (the “Preliminary Notice”) of its contemplation of submitting a Demand Notice, including the number of Registrable Shares the Selling Stockholder is contemplating being covered by the Demand Notice. Following the Company’s receipt of the Preliminary Notice, the Company and the Selling Stockholder shall discuss the potential disposal of Shares being contemplated by the Selling Stockholder for a period of three (3) business days or such other period upon which the Company and the Selling Stockholder may agree (the “Discussion Period”). Following the end of the Discussion Period and if the Selling Stockholder desires to do so, the Selling Stockholder may provide the Company with a Demand Notice with respect to the number of Registrable Shares contemplated by the Selling Stockholder’s Preliminary Notice; provided, that if the Selling Stockholder does not provide such a Demand Notice within ten (10) business days following the end of the Discussion Period, then the Selling Stockholder must provide a Preliminary Notice and follow the procedures set forth above again prior to submitting a Demand Notice. The Preliminary Notice and the Demand Notice may only be delivered to the Company on a business day. The Company shall have the right (the “Repurchase Right”), exercisable within three (3) business days following the date of the Company’s receipt of the Demand Notice, to give notice to the Selling Stockholder that it elects to repurchase all or a portion of the Shares which are the subject of the Demand Notice. The price per Share which the Company is to pay for such repurchase of Shares shall be 96.8% of the New York Stock Exchange volume weighted average price (calculated by reference to the five trading-day period as a whole and not as an average of five one-day numbers) of the Shares as reported by Bloomberg for the five (5) trading days immediately preceding the business day of the Company’s receipt of the Demand Notice (the “Pricing Period”) or such other price as the Company and the Selling Stockholder may agree upon. The Company and the Selling Stockholder will enter into customary documentation with respect to such a repurchase which documentation shall contain provisions (other than those contained in this Section 5.2 and Exhibit A) that are substantially similar to those contained in this Agreement. The consummation of such a repurchase (including transfer of repurchased Shares to the Company and payment for such Shares to the Selling Stockholder) shall occur at a time and place mutually agreed upon by the Company and the Selling Stockholder, but in any event within two (2) business days following the date on which the Company exercises its Repurchase Right. The Company’s repurchase of Shares pursuant to this Section 5.2 and Exhibit A (and the delivery of the Preliminary Notice and the Demand

Notice shall be made at a time such that any portion of the Discussion Period, the related Pricing Period and any period during which the Company is to determine whether it will repurchase Shares of the Selling Stockholder) shall not occur during the Company’s customary trading blackout periods (as established on the date of this Agreement) or any Blackout Period which the Company shall be entitled to impose in accordance with the provisions of sub-clauses (i) - (iv) of clause (a)(3) of Exhibit A; and any purported Preliminary Notice or Demand Notice delivered at such time shall be invalid and have no effect for purposes of this Agreement. Subject to the provisions of this Section 5.2 and in the absence of the Company’s repurchase of the Shares contemplated to be sold by the Selling Stockholder either pursuant to the Company’s exercise of its Repurchase Right or otherwise, effective as of the Closing, the Company and the Selling Stockholder shall each have the rights and obligations set forth in Exhibit A. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday, Federal holiday or any other day on which banking institutions in New York or Michigan are authorized or obligated by applicable law or regulation to be closed. Any notice not received on a business day shall be deemed to be received on the next following business day.
     5.3 Transfer Taxes. The Selling Stockholder shall be responsible for the payment of any stock transfer or similar taxes in connection with the transactions contemplated by this Agreement.
     5.4 Further Assurances. (a) Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.
     (b) Each of the Company and the Selling Stockholder agrees to cooperate and use its reasonable best efforts to contest and resist any action, including, without limitation, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restricts, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonably available avenues of administrative and judicial appeal.
ARTICLE VI
Miscellaneous
     6.1 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.
     6.2 Entire Agreement. This Agreement (including the exhibit and schedule hereto) constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, arrangements or representations by or between the parties, written and oral, with respect to the subject matter hereof. The parties hereby agree that they shall have no further rights, obligations, liabilities or claims under or relating to any such other agreement.

     6.3 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.
     6.4 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action except in any such court). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement.
     6.5 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief.
     6.6 Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto.
     6.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.7):
     If to the Selling Stockholder, to:
W. K. Kellogg Foundation Trust
c/o The Bank of New York
1633 Broadway, 13th Floor
New York, New York 10019
Attention: Kevin J. Bannon
Facsimile No.: (212) 237-0936
With a copy to:
Sidley Austin Brown & Wood LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Paul A. Svoboda, Esq.
Facsimile No.: (312) 853-7036

if to the Company, to:
Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49017
Attention: Chief Financial Officer
Facsimile No.: (269) 961-6598
With copies to:
Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49017
Attention: General Counsel
Facsimile No.: (269) 565-1266
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Daniel A. Neff, Esq.
Facsimile No.: (212) 403-2218
     6.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     6.9 Fees and Expenses. Except as otherwise provided in this Agreement or Exhibit A, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

W. K. KELLOGG FOUNDATION TRUST

By: The Bank of New York, corporate trustee

By:	/s/ Kevin J. Bannon

Name: Kevin J. Bannon
Title: Executive Vice President

KELLOGG COMPANY

By:	/s/ Jeffrey M. Boromisa

Name: Jeffrey M. Boromisa
Title: Senior Vice President and Chief Financial Officer

EXHIBIT A
REGISTRATION RIGHTS
     (a) From and after February 1, 2006, and until December 31, 2006 (subject to clause (a)(3) below), the Selling Stockholder shall have the right to make up to two written requests (the “Demand Notices”) of the Company for registration under the Securities Act of the offer and sale of all or a portion of the Registrable Shares owned by the Selling Stockholder; provided that (u) each Demand Notice must be with respect to Registrable Shares having a market value (based on the New York Stock Exchange volume weighted average price (calculated by reference to the five trading-day period as a whole and not as an average of five one-day numbers) of the Shares as reported by Bloomberg for the five (5) trading days immediately preceding the business day of the Company’s receipt of the applicable Demand Notice) of at least $100,000,000 (provided, that if such market value is less than $100,000,000 solely as a result of the Company’s exercise of its Repurchase Right with respect to some but not all of the Registrable Shares subject to the applicable Demand Notice, then the $100,000,000 threshold shall not apply so long as the demanded registration applies to all Registrable Shares which were the subject of the applicable Demand Notice but were not subject to the Company’s exercise of its Repurchase Right) and all Registrable Shares subjected to Demand Notices (including a deemed Demand Notice as provided for in clause (v) below) pursuant to this Exhibit A shall have an aggregate market value (as set forth above) of no more than $400,000,000, (v) a Demand Notice shall be deemed to have been exercised and used with respect to (and therefore the $400,000,000 maximum shall be reduced by) each purchase by the Company from the Selling Stockholder of Registrable Shares, including, without limitation, such a purchase arising out of discussions occurring during a Discussion Period, (w) any sale pursuant to the registration rights set forth in this Exhibit A shall be in the form of an underwritten public offering in which the underwriters will use reasonable best efforts to effect a broad distribution of the Registrable Shares to be sold led by two lead underwriters/bookrunners, both chosen by the Selling Stockholder, provided that one such underwriter/bookrunner shall be selected from a list of candidates identified by the Company, (x) the Company shall not be required to file and the Company may withdraw (or otherwise take action to prohibit the sale and offering under) a registration statement pursuant to a Demand Notice during the Company’s customary blackout periods (as established on the date of this Agreement), and the Selling Stockholder agrees to cooperate with respect thereto and not to engage in a sale or offering at such time, (y) the Selling Stockholder shall not have the right to exercise its second Demand Notice prior to 60 days following completion of an offering pursuant to the first Demand Notice or a repurchase by the Company of Registrable Shares owned by the Selling Stockholder, either pursuant to the Company’s exercise of its Repurchase Right or otherwise, and (z) the procedures set forth in Section 5.2 of the Agreement shall have first been complied with and the Company shall not have repurchased Registrable Shares owned by the Selling Stockholder, either pursuant to the exercise of its Repurchase Right or otherwise with respect to such Registrable Shares. “Registrable Shares” means the Shares beneficially owned as of the date hereof by the Selling Stockholder which are not Purchased Shares and any Shares that may be issued in respect of such Shares; provided that such Shares shall cease to be Registrable Shares as soon as such Shares have been sold, transferred or otherwise disposed of or cease to be outstanding.

     (1) The Selling Stockholder hereby undertakes to provide all such information and materials and take all such action as may be requested in order to permit the Company to comply with all applicable requirements of the Securities and Exchange Commission (the “Commission”) and to obtain, if not immediately effective, any desired acceleration of the effective date of a registration statement with respect to the Registrable Shares covered by the applicable Demand Notice.
     (2) Any registration statement filed at the Selling Stockholder’s request hereunder will not count as a Demand Notice unless effectiveness thereof is maintained until the earlier of the completion of the offering and the date that is 45 days following the effective date of such registration statement.
     (3) Notwithstanding the foregoing, the Company shall be entitled to postpone for a reasonable period of time (not to exceed 45 days in the case of any one demanded registration, provided that in any such case the Company may extend such postponement for an additional number of days such that the total Blackout Period does not exceed 90 days if it determines in good faith that a Delay Standard exists and informs the Selling Stockholder of such determination before the termination of the initial period) the filing of any registration statement otherwise required to be prepared and filed by the Company and/or the sale and offering of Registrable Shares and to withdraw (or otherwise take action to prohibit the sale and offering under) the related registration statement (and the Selling Stockholder agrees to cooperate with respect thereto and not to engage in a sale or offering at such time) following a Demand Notice (each such period, a “Blackout Period”) if the Company determines that such postponement, withdrawal or other action is in the best interests of the Company’s stockholders as such filing or the sale or offering of any Registrable Shares would (i) substantially impede, delay or otherwise interfere with any pending or contemplated acquisition, disposition, corporate reorganization or other material transaction involving the Company or its subsidiaries, (ii) have an adverse effect on any pending or contemplated financing, offering or sale of any class of securities of the Company in a substantial way, (iii) require disclosure of material non-public information that is not then otherwise required by law to be disclosed and that, if disclosed at such time, would be harmful to the interests of the Company or its stockholders or (iv) otherwise raise issues or considerations of a nature similar to those raised by the occurrences described in clauses (i), (ii) and/or (iii) of this sentence (any of clauses (i), (ii), (iii) and/or (iv) of this sentence, the “Delay Standard”). The Company shall promptly inform the Selling Stockholder when a Blackout Period has ended. Notwithstanding the foregoing, the Company shall only be entitled to one Blackout Period (including an extension thereof as contemplated above) with respect to each Demand Notice. There shall be a commensurate extension of the December 31, 2006 deadline set forth in paragraph (a) above by a number of days equal to the number of days the Company has postponed the filing of any registration statement pursuant to this clause (a)(3).
     (b) If the Company is required by the provisions of paragraph (a) to use its reasonable best efforts to effect the registration of Registrable Shares, the Company will:
     (1) as expeditiously as possible prepare and file with the Commission a registration statement, or an amendment to an existing registration statement, if any, as the case may be, on such form as the Company in its reasonable discretion shall determine, with respect to the offer and sale of such Registrable Shares and use its reasonable best efforts to cause such registration statement (or such amendment) promptly to become and remain effective for a period of time required for the disposition of such Registrable Shares by the Selling Stockholder but not to exceed 45 days; provided, however, that before filing such registration statement or any amendments thereto, to the extent practicable the Company shall furnish to the representatives of the Selling Stockholder copies of all documents proposed to be filed and counsel to the Selling Stockholder shall have a reasonable opportunity to comment thereon and, provided, further, that the registration statement filed by the Company shall be an “automatic shelf registration statement” (as such term is defined in the rules and forms of the Securities and Exchange Commission) or a post-effective amendment to an automatic shelf registration statement if the Company is at such time eligible to make such a filing;
     (2) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of the Registrable Shares covered by such registration statement until the earlier of the completion of the offering or the date that is 45 days following the effective date of such registration statement;
     (3) furnish to the Selling Stockholder the applicable registration statement and each amendment and supplement thereto (including in each case all exhibits), if any, and a copy of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Selling Stockholder may reasonably request;
     (4) use its reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States as are necessary to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be necessary to enable the Selling Stockholder to consummate the disposition in such jurisdictions of the Registrable Shares (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (b)(4) be obligated to do so), and do such other reasonable acts and things as may be required of it to enable the Selling Stockholder to consummate the disposition in such jurisdiction of the Registrable Shares covered by such registration statement;
     (5) use reasonable best efforts to enter into customary agreements, including an underwriting agreement customary in form and scope for underwritten secondary offerings of the nature contemplated by the applicable registration statement, including with contemplated opinions of counsel to the Company, “comfort letters” or similar documents of the independent certified public accountants of the Company, indemnities and officer’s certificates as to the accuracy of the Company’s representations and warranties contained in the underwriting agreement;

     (6) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Selling Stockholder no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) commencing at the end of any fiscal quarter in which Registrable Shares are sold to underwriters in an underwritten public offering;
     (7) use its reasonable best efforts to cause all such Registrable Shares to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;
     (8) inform the Selling Stockholder:
(A)	when such registration statement or any amendment thereto has been filed with the Commission and when, if later, such registration statement or any post-effective amendment thereto has become effective;

(B)	of any request by the Commission for amendments or supplements to such registration statement or the prospectus included therein or for additional information;

(C)	of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceeding for that purpose;

(D)	of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E)	of the happening of any event that requires the Company to make changes in such registration statement or the prospectus in order to make the statements therein not misleading (accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);
     (9) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of such registration statement at the earliest possible time;
     (10) make reasonably available for inspection by the representatives of the underwriters participating in any disposition pursuant to such registration statement relevant financial records, pertinent corporate documents and properties of the Company in connection with customary due diligence relating to such registration;
     (11) to the extent reasonably required and at such times that do not unreasonably interfere with the other obligations of senior executives of the Company, make such senior executives available to the Selling Stockholder for meetings with prospective purchasers of the Registrable Shares and prepare and present to potential investors customary “road show” material, in each case in accordance with the reasonable recommendations of the underwriters and in all respects in a manner consistent with other secondary offerings of securities in an offering of a similar size to such offering of the Registrable Shares; and
     (12) use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Shares, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Selling Stockholder or the underwriters.
     (c) In connection with a requested registration pursuant to paragraph (a) of this Exhibit A, the Selling Stockholder shall pay all underwriting discounts and commissions relating to the Registrable Shares of the Selling Stockholder being so registered, all fees and expenses of legal counsel, accountants and other advisors to the Selling Stockholder and all reasonable fees and expenses of legal counsel, accountants and other advisors to the Company incurred in connection with such a registration (provided that the Selling Stockholder shall not be responsible, with respect to one or more requested registrations, for more than an aggregate of $75,000 in fees of outside legal counsel to the Company), all filing fees, printing fees, fees and expenses of complying with “blue sky” or state securities laws and reasonable fees and expenses relating to “road show” investor presentations (including the costs of any aircraft used in connection therewith).
     (d) In the case of each offering registered pursuant to this Exhibit A, the Company agrees to indemnify and hold the Selling Stockholder, each underwriter of Registrable Shares under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and the trustees, directors and officers of the Selling Stockholder, harmless against any and all losses, claims, damages, liabilities or actions, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse them for any legal or other expenses reasonably incurred by them in connection with defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Registrable Shares, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (2) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (d) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of Registrable Shares by the Selling Stockholder if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (i) made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholder or any such underwriter for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto or (ii) in the case of any underwriters (and each person who controls any underwriters within the meaning of Section 15 of the Securities Act) and in the case of the Selling Stockholder, made in any preliminary prospectus, and the prospectus contained in the registration statement in the form filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or given to such person at or prior to the confirmation of such sale to him.
     (e) In the case of each offering registered pursuant to this Exhibit A, the Selling Stockholder and each underwriter participating therein agrees, in the same manner and to the same extent as set forth in paragraph (d) of this Exhibit A, severally to indemnify and hold harmless (1) the Company and each person, if any, who controls the Company (other than the Selling Stockholder) within the meaning of Section 15 of the Securities Act, and the directors and officers of the Company, (2) in the case of each such underwriter, the Selling Stockholder, each person, if any, who controls the Selling Stockholder within the meaning of Section 15 of the Securities Act and the trustees, directors and officers of the Selling Stockholder and (3) in the case of the Selling Stockholder, the underwriters, each person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act and the directors and officers of the underwriters, with respect to any statement in or omission from such registration statement or any preliminary prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholder or such underwriter (as the case may be) for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.
     (f) Each party indemnified under paragraph (d) or (e) of this Exhibit A shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The failure of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (d) or (e) of this Exhibit A, unless and only to the extent that the indemnifying party was prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (d) or (e) of this Exhibit A for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified party for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain one of its own counsel, the reasonable fees and expenses of which shall be paid by the indemnifying party. No such third party claim may be settled by the indemnifying party or the indemnified party (unless, in the case of a settlement by the indemnifying party, such settlement includes an unconditional release of the indemnified party from all liability arising out of such claim or proceeding and does not include any relief other than the payment of monetary damages) without the prior written consent of the other, which consent shall not be unreasonably withheld.
     (g) If the indemnification provided for under paragraph (d) or (e) of this Exhibit A shall for any reason be held by a court to be unavailable to an indemnified party under paragraph (d) or (e) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under paragraph (d) or (e) hereof, the indemnified party and the indemnifying party under paragraph (d) or (e) hereof shall contribute to the aggregate losses, claims, damages and liabilities, (1) in such proportion as is appropriate to reflect the relative benefits received by the Company and the prospective seller of securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (2) if the allocation provided by clause (1) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative fault of the Company and such prospective seller from the offering of the securities covered by such registration statement. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph (i) were determined by pro rata allocation or by any other method of allocation which does not take account the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person’s consent, which consent shall not be unreasonably withheld.
     (h) Any underwriter overallotment option shall be made available by the Selling Stockholder solely from its owned Registrable Shares.
     (i) Capitalized terms used and not defined in this Exhibit A shall have the meanings set forth in the Agreement.

A-7